As filed with the Securities and Exchange Commission on May 7, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THREE-FIVE SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-0654102

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1600 North Desert Drive

Tempe, Arizona 85281

(Address of Principal Executive Offices)(Zip Code)

Three-Five Systems, Inc.
2004 Incentive Compensation Plan

(Full Title of the Plan)

Jeffrey D. Buchanan
Executive Vice President
Three-Five Systems, Inc.
1600 North Desert Drive, Tempe, Arizona 85281
(602) 389-8600

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert S. Kant, Esq.
Brian H. Blaney, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
To be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee
Common Stock, par value $.01	4,801 shares	$2.74	$13,154.74	$1.67
Common Stock, par value $.01	200 shares	$2.88	$576.00	$0.07
Common Stock, par value $.01	5,000 shares	$2.93	$14,650.00	$1.86
Common Stock, par value $.01	400 shares	$2.98	$1,192.00	$0.15
Common Stock, par value $.01	500 shares	$3.00	$1,500.00	$0.19
Common Stock, par value $.01	12,500 shares	$3.03	$37,875.00	$4.80
Common Stock, par value $.01	45,000 shares	$3.08	$138,600.00	$17.56
Common Stock, par value $.01	400 shares	$3.20	$1,280.00	$0.16
Common Stock, par value $.01	750 shares	$3.44	$2,580.00	$0.33
Common Stock, par value $.01	5,500 shares	$3.47	$19,085.00	$2.42
Common Stock, par value $.01	19,000 shares	$3.52	$66,880.00	$8.47
Common Stock, par value $.01	2,001 shares	$3.56	$7,123.56	$0.90
Common Stock, par value $.01	19,504 shares	$3.66	$71,384.64	$9.04
Common Stock, par value $.01	4,178 shares	$3.83	$16,001.74	$2.03
Common Stock, par value $.01	66,138 shares	$3.85	$254,631.30	$32.26
Common Stock, par value $.01	37,400 shares	$3.86	$144,364.00	$18.29
Common Stock, par value $.01	4,000 shares	$3.88	$15,520.00	$1.97
Common Stock, par value $.01	231,000 shares	$3.92	$905,520.00	$114.73
Common Stock, par value $.01	400 shares	$3.93	$1,572.00	$0.20
Common Stock, par value $.01	5,440 shares	$3.97	$21,596.80	$2.74
Common Stock, par value $.01	9,175 shares	$4.01	$36,791.75	$4.66
Common Stock, par value $.01	500 shares	$4.09	$2,045.00	$0.26
Common Stock, par value $.01	10,000 shares	$4.13	$41,300.00	$5.23
Common Stock, par value $.01	400 shares	$4.16	$1,664.00	$0.21
Common Stock, par value $.01	319,750 shares	$4.19	$1,339,752.50	$169.75
Common Stock, par value $.01	3,000 shares	$4.24	$12,720.00	$1.61
Common Stock, par value $.01	80,002 shares	$4.26	$340,808.52	$43.18
Common Stock, par value $.01	5,554 shares	$4.43	$24,604.22	$3.12
Common Stock, par value $.01	1,000 shares	$4.54	$4,540.00	$0.58
Common Stock, par value $.01	162,005 shares	$4.57	$740,362.85	$93.80
Common Stock, par value $.01	400 shares	$4.62	$1,848.00	$0.23
Common Stock, par value $.01	6,475 shares	$4.64	$30,044.00	$3.81
Common Stock, par value $.01	134,075 shares	$4.66	$624,789.50	$79.16
Common Stock, par value $.01	27,000 shares	$4.73	$127,710.00	$16.18
Common Stock, par value $.01	2,001 shares	$4.77	$9,544.77	$1.21
Common Stock, par value $.01	5,000 shares	$4.78	$23,900.00	$3.03
Common Stock, par value $.01	500 shares	$4.81	$2,405.00	$0.30
Common Stock, par value $.01	8,950 shares	$4.82	$43,139.00	$5.47
Common Stock, par value $.01	800 shares	$4.84	$3,872.00	$0.49
Common Stock, par value $.01	100 shares	$4.85	$485.00	$0.06
Common Stock, par value $.01	38,501 shares	$4.86	$187,114.86	$23.71
Common Stock, par value $.01	5,002 shares	$4.91	$24,559.82	$3.11
Common Stock, par value $.01	333,966 shares	$4.95	$1,653,131.70	$209.45
Common Stock, par value $.01	3,500 shares	$4.96	$17,360.00	$2.20

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
To be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee
Common Stock, par value $.01	28,501 shares	$5.10	$145,355.10	$18.42
Common Stock, par value $.01	750 shares	$5.14	$3,855.00	$0.49
Common Stock, par value $.01	59,502 shares	$5.15	$306,435.30	$38.83
Common Stock, par value $.01	2,500 shares	$5.16	$12,900.00	$1.63
Common Stock, par value $.01	2,537 shares	$5.18	$13,141.66	$1.67
Common Stock, par value $.01	7,500 shares	$5.24	$39,300.00	$4.98
Common Stock, par value $.01	39,312 shares	$5.27	$207,174.24	$26.25
Common Stock, par value $.01	4,900 shares	$5.31	$26,019.00	$3.30
Common Stock, par value $.01	26,600 shares	$5.32	$141,512.00	$17.93
Common Stock, par value $.01	1,300 shares	$5.52	$7,176.00	$0.91
Common Stock, par value $.01	1,500 shares	$5.56	$8,340.00	$1.06
Common Stock, par value $.01	500 shares	$5.66	$2,830.00	$0.36
Common Stock, par value $.01	501 shares	$5.78	$2,895.78	$0.37
Common Stock, par value $.01	1,500 shares	$5.82	$8,730.00	$1.11
Common Stock, par value $.01	500 shares	$5.83	$2,915.00	$0.37
Common Stock, par value $.01	7,500 shares	$6.01	$45,075.00	$5.71
Common Stock, par value $.01	7,900 shares	$6.20	$48,980.00	$6.21
Common Stock, par value $.01	431,502 shares	$6.43	$2,774,557.86	$351.54
Common Stock, par value $.01	1,001 shares	$6.84	$6,846.84	$0.87
Common Stock, par value $.01	68,001 shares	$6.88	$467,846.88	$59.28
Common Stock, par value $.01	1,500 shares	$6.90	$10,350.00	$1.31
Common Stock, par value $.01	500 shares	$7.40	$3,700.00	$0.47
Common Stock, par value $.01	3,000 shares	$7.68	$23,040.00	$2.92
Common Stock, par value $.01	2,002 shares	$7.85	$15,715.70	$1.99
Common Stock, par value $.01	8,001 shares	$8.47	$67,768.47	$8.59
Common Stock, par value $.01	50 shares	$8.55	$427.50	$0.05
Common Stock, par value $.01	20,001 shares	$8.57	$171,408.57	$21.72
Common Stock, par value $.01	50 shares	$9.09	$454.50	$0.06
Common Stock, par value $.01	264,028 shares	$9.44	$2,492,424.32	$315.79
Common Stock, par value $.01	1,001 shares	$9.48	$9,489.48	$1.20
Common Stock, par value $.01	5,000 shares	$9.57	$47,850.00	$6.06
Common Stock, par value $.01	2,500 shares	$9.61	$24,025.00	$3.04
Common Stock, par value $.01	5,500 shares	$9.70	$53,350.00	$6.76
Common Stock, par value $.01	100 shares	$9.75	$975.00	$0.12
Common Stock, par value $.01	112,121 shares	$9.77	$1,095,422.17	$138.79
Common Stock, par value $.01	4,750 shares	$10.00	$47,500.00	$6.02
Common Stock, par value $.01	5,150 shares	$10.01	$51,551.50	$6.53
Common Stock, par value $.01	3,000 shares	$10.07	$30,210.00	$3.83
Common Stock, par value $.01	13,333 shares	$10.20	$135,996.60	$17.23
Common Stock, par value $.01	400 shares	$10.40	$4,160.00	$0.53
Common Stock, par value $.01	250 shares	$10.68	$2,670.00	$0.34
Common Stock, par value $.01	200 shares	$10.74	$2,148.00	$0.27
Common Stock, par value $.01	750 shares	$10.78	$8,085.00	$1.02
Common Stock, par value $.01	91,700 shares	$10.81	$991,277.00	$125.59
Common Stock, par value $.01	5,073 shares	$10.93	$55,447.89	$7.03
Common Stock, par value $.01	575 shares	$11.05	$6,353.75	$0.81
Common Stock, par value $.01	2,700 shares	$11.13	$30,051.00	$3.81
Common Stock, par value $.01	3,500 shares	$11.40	$39,900.00	$5.06

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
To be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee
Common Stock, par value $.01	1,001 shares	$11.60	$11,611.60	$1.47
Common Stock, par value $.01	575 shares	$11.81	$6,790.75	$0.86
Common Stock, par value $.01	75 shares	$11.82	$886.50	$0.11
Common Stock, par value $.01	400 shares	$11.98	$4,792.00	$0.61
Common Stock, par value $.01	10,000 shares	$11.99	$119,900.00	$15.19
Common Stock, par value $.01	300 shares	$12.25	$3,675.00	$0.47
Common Stock, par value $.01	75 shares	$12.28	$921.00	$0.12
Common Stock, par value $.01	100 shares	$12.29	$1,229.00	$0.16
Common Stock, par value $.01	1,500 shares	$12.32	$18,480.00	$2.34
Common Stock, par value $.01	1,500 shares	$12.36	$18,540.00	$2.35
Common Stock, par value $.01	5,599 shares	$12.47	$69,819.53	$8.85
Common Stock, par value $.01	2,001 shares	$12.66	$25,332.66	$3.21
Common Stock, par value $.01	5,001 shares	$12.95	$64,762.95	$8.21
Common Stock, par value $.01	100 shares	$13.26	$1,326.00	$0.17
Common Stock, par value $.01	5,000 shares	$13.56	$67,800.00	$8.59
Common Stock, par value $.01	225 shares	$13.67	$3,075.75	$0.39
Common Stock, par value $.01	7,550 shares	$13.94	$105,247.00	$13.33
Common Stock, par value $.01	698 shares	$14.13	$9,862.74	$1.25
Common Stock, par value $.01	1,100 shares	$14.63	$16,093.00	$2.04
Common Stock, par value $.01	166,466 shares	$15.26	$2,540,271.16	$321.85
Common Stock, par value $.01	8,500 shares	$15.41	$130,985.00	$16.60
Common Stock, par value $.01	750 shares	$15.49	$11,617.50	$1.47
Common Stock, par value $.01	140,025 shares	$15.74	$2,203,993.50	$279.25
Common Stock, par value $.01	150 shares	$16.02	$2,403.00	$0.30
Common Stock, par value $.01	75 shares	$16.61	$1,245.75	$0.16
Common Stock, par value $.01	250 shares	$17.02	$4,255.00	$0.54
Common Stock, par value $.01	50 shares	$17.10	$855.00	$0.11
Common Stock, par value $.01	200 shares	$17.43	$3,486.00	$0.44
Common Stock, par value $.01	20,150 shares	$17.84	$359,476.00	$45.55
Common Stock, par value $.01	1,750 shares	$18.57	$32,497.50	$4.12
Common Stock, par value $.01	33,825 shares	$18.58	$628,468.50	$79.63
Common Stock, par value $.01	7,500 shares	$19.83	$148,725.00	$18.84
Common Stock, par value $.01	122,250 shares	$21.18	$2,589,255.00	$328.06
Common Stock, par value $.01	1,400 shares	$21.66	$30,324.00	$3.84
Common Stock, par value $.01	300 shares	$22.53	$6,759.00	$0.86
Common Stock, par value $.01	150 shares	$22.72	$3,408.00	$0.43
Common Stock, par value $.01	50 shares	$22.87	$1,143.50	$0.14
Common Stock, par value $.01	40,100 shares	$22.96	$920,696.00	$116.65
Common Stock, par value $.01	1,500 shares	$23.64	$35,460.00	$4.49
Common Stock, par value $.01	5,025 shares	$23.69	$119,042.25	$15.08
Common Stock, par value $.01	1,575 shares	$23.78	$37,453.50	$4.75
Common Stock, par value $.01	25 shares	$24.55	$613.75	$0.08
Common Stock, par value $.01	9,000 shares	$24.65	$221,850.00	$28.11
Common Stock, par value $.01	15,000 shares	$25.80	$387,000.00	$49.03
Common Stock, par value $.01	150 shares	$26.35	$3,952.50	$0.50
Common Stock, par value $.01	1,000 shares	$26.96	$26,960.00	$3.42
Common Stock, par value $.01	100 shares	$27.01	$2,701.00	$0.34
Common Stock, par value $.01	2,500 shares	$27.30	$68,250.00	$8.65

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
To be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee
Common Stock, par value $.01	4,500 shares	$28.31	$127,395.00	$16.14
Common Stock, par value $.01	2,500 shares	$30.09	$75,225.00	$9.53
Common Stock, par value $.01	18,500 shares	$40.34	$746,290.00	$94.55
Common Stock, par value $.01	3,750 shares	$49.04	$183,900.00	$23.30
Common Stock, par value $.01	1,000 shares	$56.66	$56,660.00	$7.18
Common Stock, par value $.01	554,123 shares	$4.95 (2)	$2,745,679.47 (2)	$347.88

Total	4,079,299 shares		$31,731,658.74	$4,020.40 (3)

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2004 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Three-Five Systems, Inc.

(2) Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Three-Five Systems, Inc. as reported on the New York Stock Exchange on May 3, 2004.

(3) Aggregate filing fees of $8,237.86 were previously paid in connection with registration statements (Reg. Nos. 333-87875 filed September 27, 1999; 333-49274 filed November 3, 2000; 333-59234 filed April 19, 2001; 333-106704 filed July 1, 2003; and 333-106703 filed July 1, 2003) filed by the Registrant. Pursuant to Rule 457(p), $3,995.10 of the registration fee is being offset against the previously paid filing fees in connection with the filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

               Three-Five Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or the latest prospectus filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Registrant’s Capital Stock contained in the Registrant’s registration statement on Form 8-A (File No. 1-4373) filed with the Commission on December 21, 1994 and declared effective on December 28, 1994.

               All documents and definitive proxy or information statements subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

               Not Applicable.

Item 5. Interests of Named Experts and Counsel

               The firm of Greenberg Traurig, LLP, Phoenix, Arizona, has acted as counsel for the Registrant in the preparation of this Registration Statement. As of April 26, 2004, certain members of such firm beneficially owned a total of 27,000 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

               The Amended and Restated Certificate of Incorporation and Bylaws of the registrant provide that the registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the registrant, or who serves or served any other enterprise or organization at the request of the registrant (an “Indemnitee”).

               Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the registrant, or serves or served any other enterprise or organization at the request of the registrant, the registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

               If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

               If unsuccessful in defense of a suit brought by or in the right of the registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant except that if the

Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

               Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant. The registrant may also advance expenses incurred by other employees and agents of the registrant upon such terms and conditions, if any, that the board of directors of the registrant deems appropriate.

Item 7. Exemption From Registration Claimed

               Not Applicable.

Item 8. Exhibits

Exhibit
Number	Exhibit
5	Opinion of Greenberg Traurig, LLP
10.3	Three-Five Systems, Inc. 2004 Incentive Compensation Plan
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
24	Power of Attorney (included in the Signatures section of this Registration Statement)

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are bring made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this 7th day of May, 2004.

THREE-FIVE SYSTEMS, INC.
By:	/s/Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President

POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Jack L. Saltich and Jeffrey D. Buchanan and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Position	Date
/s/ Jack L. Saltich Jack L. Saltich	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 7, 2004
/s/ Jeffrey D. Buchanan Jeffrey D. Buchanan	Executive Vice President, Chief Financial Officer, Secretary, Treasurer, and Director (Principal Financial and Accounting Officer)	May 7, 2004
/s/ David C. Malmberg David C. Malmberg	Chairman of the Board	May 7, 2004
/s/ David P. Chavoustie David P. Chavoustie	Director	May 7, 2004
/s/ Thomas H. Werner Thomas H. Werner	Director	May 7, 2004
/s/ Murray A. Goldman Murray A. Goldman	Director	May 7, 2004
/s/ Henry L. Hirvela Henry L. Hirvela	Director	May 7, 2004

EXHIBIT INDEX

Exhibit
Number	Exhibit
5	Opinion of Greenberg Traurig, LLP
10.3	Three-Five Systems, Inc. 2004 Incentive Compensation Plan
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
24	Power of Attorney (included in the Signatures section of this Registration Statement)